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KOHL’S CORPORATION
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

Item 1: On March 7, 2022, Jonathan Duskin, Chief Executive Officer of Macellum Capital Management, LLC, was quoted in the following article published by CNBC:

Kohl’s, facing activist pressure, plans to open smaller shops and aims to make Sephora a $2 billion business

CNBC

By Lauren Thomas

March 7, 2022

•	Kohl’s issued fresh long-term financial targets for its business, including growing sales by a low-single-digit percentage annually.
•	The retailer, which is facing pressure from activist investors, announced that it aims to grow its Sephora business to more than $2 billion in annual sales
•	Kohl’s also said it aims to open 100 smaller-format shops over the next four years.

Kohl’s on Monday issued fresh long-term financial targets, including growing sales by a low-single-digit percentage annually, as the retailer faces pressure from activists to consider a sale and unlock value from its real estate.

Ahead of a planned virtual meeting with investors, Kohl’s announced that it aims to grow its Sephora business to more than $2 billion in annual sales. Kohl’s has opened about 200 of the Sephora shop-in-shops inside its brick-and-mortar locations, so far, and is on track to hit 850 by next year. The company hasn’t previously broken out Sephora revenue on its earnings reports.

Kohl’s also said it’s on pace to open more than 100 smaller-format shops over the next four years, in a bid to attract new customers. Chief Executive Michelle Gass said in an interview that the smaller stores are about 35,000 square feet, on average, with one of the first being tested in the Seattle area. For comparison, the typical Kohl’s store can span around 80,000 square feet.

“This year is a big year for us,” she said over the phone. “The framework that we’ve put out there for investors ... it’s a very thoughtful guide for us.”

Gass added that Kohl’s is undergoing a significant transformation of its business model, to be the retailer of choice in the active and casual lifestyle categories.

In addition to the longer-term revenue goal, Kohl’s said it will be targeting operating margins of between 7% and 8% annually; per-share earnings growth of a mid-to-high single-digit percentage; and operating cash flow of over $5.5 billion, with roughly $2.5 billion of free cash flow between 2022 to 2024.

Monday’s meeting with investors and analysts is under a bigger spotlight as the retailer faces amplified pressure from activist groups, one of which is seeking to take control of the retailer’s board.

Last month, Kohl’s rejected the takeover offers that were on the table, which it said undervalued its business. In recent weeks, though, Kohl’s said it has been working with bankers and other financial advisors to consider unsolicited bids and also to make some proactive outreach to potential buyers.

Activists Macellum Advisors and Engine Capital have argued that Kohl’s has underperformed other off-mall retailers such as Target and TJ Maxx, and even some department store chains including Macy’s. Kohl’s shares are only up about 6% over the past 12 months, compared with Macy’s stock, which is up about 65%. The firms also have urged Kohl’s to consider selling some of its real estate and leasing it back, in order to unlock capital.

On Friday, Macellum called Kohl’s recently released fiscal fourth-quarter results disappointing, saying it remained skeptical of the retailer’s future given the current board of directors and management configuration.

“Why were sales uniquely hampered by supply chain issues compared to many other retailer peers?” asked Macellum Managing Partner Jonathan Duskin.

For the three-month period ended Jan. 29, Kohl’s reported revenue of $6.22 billion, which was slightly short of analysts’ estimates, but it issued a more upbeat revenue outlook for 2022 despite ongoing supply chain obstacles. The retailer also said it planned to double its annual dividend and buy back at least $1 billion of its stock this year.

On Monday, Kohl’s emphasized its plans to keep growing its assortment of active and casual apparel and accessories. The company said it also hopes to significantly grow its women’s dress business, while also expanding outdoor and swim wear, and expanding its selection of inclusive sizes.

Over the long term, Kohl’s is projecting its digital business to bring in $8 billion in annual revenue, in part thanks to its ongoing efforts to make it easier for visitors to find brands and shop on its website. Kohl’s total revenue in fiscal 2021 amounted to $19.4 billion, up from $16 billion a year earlier.

“We’ve demonstrated that we have a very strong agenda of growth drivers that are going to have a long tailwind ahead of us, so that gives us confidence,” Gass said.

The company also said it will be rolling out a self-service buy online, pick up in store option to all locations this year, while it continues to test self-service returns and check-out offerings in stores.

Kohl’s virtual investor day is set to kick off at 9 am ET.

Find the full press release from Kohl’s here.

Item 2: On March 7, 2022, Jonathan Duskin was quoted in the following article published by the Milwaukee Journal Sentinel:

Kohl’s Corp. executives to use Investor Day to highlight company success, while activist investors plot a takeover

Milwaukee Journal Sentinel

By Ricardo Torres

March 7, 2022

Each side is making their pitch to Kohl’s Corp. investors ahead of the company’s Investor Day on Monday.

Kohl’s executives are promoting positive fourth-quarter numbers heading into 2022.

Activist investors are suggesting the company’s board of directors be “refreshed” to take Kohl’s in a different, more profitable direction.

According to Kohl’s’ website, the agenda for Investor Day includes discussions on the company strategy and path forward, casual and active product portfolio, engaging customers, the omnichannel platform, financial framework and capital allocation strategy.

The company also plans to highlight record-high earnings per share of $7.33 and total revenue of $19.4 billion at the event.

“This team has navigated an extraordinary couple of years and to be able to post record results like this is fantastic,” Kohl’s CEO Michelle Gass said in a recent interview with the Milwaukee Journal Sentinel.

Investor Day is not the annual shareholder meeting, which has not been set yet, but that isn’t stopping each side from making their argument to shareholders and investors to illustrate their plans.

At stake is the future of a key Wisconsin company that employs thousands of workers across the state and country.

Kohl’s doubled its quarterly dividend to $2 per share, and the board of directors approved a $3 billion share repurchase program, which includes $1 billion to buy back shares this year.

“Our conviction and confidence in the business is reflected in how we’re returning capital to shareholders,” Gass said. “We’re growing. We’re doing that profitably and we’re returning capital to shareholders.”

However, activist investors have been pushing the company to consider spinning off its e-commerce website into a different company, selling properties and renting them back.

Kohl’s has been fighting off activist investors for months, including adopting a shareholder rights plan often referred to as a “poison pill,” allowing shareholders with 10% or more of company stock to purchase additional shares at a 50% discount.

In January, Kohl’s received a $9 billion offer from activist hedge fund Starboard Value LP, but the company rejected the offer, saying it was too low.

Macellum Capital Management is also planning on nominating 10 new board members in addition to two board members it got following a similar campaign last year.

Jonathan Duskin, managing partner for Macellum, released a statement on Friday critical of Kohl’s’ growth compared with other retailers and the company’s plans to manage costs.

“While management celebrated its success and made dismissive excuses about the Company’s considerable loss of market share to its retail peer group, we see the fourth quarter fiscal year 2021 results through a different lens,” Duskin said. “We remain skeptical of Kohl’s’ future with the current board of directors and management configuration.”

Kohl’s opened 200 Sephora stores within its stores last year and plans to add 400 in 2022.

Gass called 2021 a “pivotal year” with the partnership of Sephora adding a “mid-single digit lift” of traffic to the stores with Sephora.

“Not only around the earnings results, but also setting us up for future sustained and profitable growth,” Gass said. “Introducing this game-changing partnership with Sephora, bringing in these new brands, restructuring the business for profitability, and what gives me hope is we see these things working as we speak.”

Macellum agrees the partnership with Sephora is a positive for the company but wonders if Kohl’s is investing too much in the deal.

“We are supportive of the addition of Sephora shops and believe they can drive traffic to Kohl’s stores, but we remain concerned about the Company spending excessively and the ultimate accretion to the bottom line,” Macellum stated. “It would appear from the increase in capital expenditures necessary to build out the Sephora shops that each shop is costing close to $1 million.”

Item 3: On March 7, 2022, Macellum Badger was quoted in the following article published by Chain Store Age:

Kohl’s to open 100-plus smaller-format shops during next four years

Chain Store Age

By Marianne Wilson

March 7, 2022

Kohl’s Corp. on Monday gave an update on its growth initiatives and long-term financial plan as the company continues to face pressure from activist investors.

“Kohl’s is undergoing a significant transformation of our business model and brand to be the retailer of choice for the active and casual lifestyle,” said CEO Michelle Gass. “We have fundamentally restructured our business to drive sustainable and profitable growth, while providing a strong return to shareholders. We have laid the foundation for our winning strategy and have started to implement key initiatives that will scale and accelerate our growth in the years ahead.”

The department store retailer said it plans to open more than 100 smaller-format stores during the next four years. Kohl’s is currently testing the new format, which will average about 35,000 sq. ft., in the Seattle area, reported CNBC. (Most Kohl’s stores average roughly 80,000 sq. ft.)

The company also plans to roll out self-serve buy online, pick up in store to all stores in 2022. And it will continue to test self-serve returns and check-out.

In other initiatives, Kohl’s is looking to grow its Sephora business to more than $2 billion in annual sales. In February, the company said it plans to add 400 Sephora at Kohl’s shops in 2022. There are currently 200 Sephora at Kohl’s locations, with a goal of 850 shops by 2023.

Kohl’s also said it plans to keep growing its active and casual apparel categories and to significantly grow its women’s dress business, while also expanding outdoor and swimwear, and expanding its selection of inclusive sizes. It also plans to introduce a co-branded credit card in 2023.

FINANCIAL TARGETS

Long-term, Kohl’s said it aims to deliver low-single digits percent sales growth and operating margins of between 7% and 8% annually. It also is targeting per-share earnings growth of a mid-to-high single-digit percentage and operating cash flow of over $5.5 billion, with roughly $2.5 billion of free cash flow between 2022 to 2024.

Kohl’s is under pressure from activist investor Macellum Advisors, which is looking to take control of the department store retailer’s board. The company has criticized Kohl’s in recent years for not performing as well as it could and wants it to explore a sale. In February, Kohl’s said it would reject the takeover offers it received and adopted a shareholder rights plan, commonly knowns as a “poison pill,” to avert a hostile takeover of its business.

On Friday, Macellum described Kohl’s fourth-quarter results as “disappointing” and once again criticized the company’s current board of directors.

Gass said that Kohl’s delivered record EPS in 2021 and achieved its operating margin goal two years ahead of schedule, reflecting our progress to drive more profitable growth.

“The initiatives we are announcing today, including plans to drive the Sephora business to $2 billion, are further positioning us for long-term value creation,” she said.

Item 4: On March 7, 2022, Macellum Badger was quoted in the following article published by Footwear News:

Kohl’s Plans to Open 100 New Smaller-Format Stores Over Four Years

Footwear News

By Shoshy Ciment

March 7, 2022

Kohl’s is looking to diversify its store fleet.

The department store retailer announced on Monday a plan to open more than 100 new smaller-format Kohl’s stores over the next four years. The news was announced along with updated financial targets and goals for the company’s shop-in-shop Sephora business ahead of the retailer’s investor day.

Focusing on smaller stores could help Kohl’s leverage its existing consumer base and attract more shoppers with services such as buy online, pick up in-store, as well as self check-out. Kohl’s currently operates more than 1,100 stores across the U.S.

Other department store retailers have also announced plans for smaller, more-efficient store locations in recent years. Target last week announced a plan to open 30 small-format to midsize locations across city centers in the U.S. throughout 2022, to further engage with consumers in various neighborhoods. Macy’s has tested a similar strategy via its smaller-format Market by Macy’s concept stores in Texas.

“We’re evolving our position from a department store,” said Kohl’s CEO Michelle Gass in a call with investors on Monday. She added that smaller-format stores give the company the chance to enter a market that could not support full-size store locations. They also allow Kohl’s to roll out localized experiences that reflect consumer preferences in different markets.

In addition to the new store announcement, Kohl’s said it plans to expand the company’s Sephora shop-in-shop business from 200 to 850 stores and grow it to a $2 billion business. The company expects low-single-digit percentage sales growth in 2022, with mid- to high-single-digit percentage growth in EPS.

The announcement comes as Kohl’s faces mounting pressure from activist investors that have been publicly critical of Kohl’s management for months. Macellum Advisors, which owns nearly 5% of shares at Kohl’s, said on Friday that it is skeptical about the future of Kohl’s, given its current board of directors and performance compared with retail peers. Last month, Macellum said that it would nominate 10 candidates for election to the company’s board of directors at the annual shareholder meeting this year.

Macellum has also asked Kohl’s to consider taking an offer to sell its business and previously sent an open letter calling out Kohl’s for “mismanaging” the business and “failing to implement necessary operational, financial and strategic improvements.” Kohl’s rejected the offers to acquire the company and said they did “not adequately reflect the company’s value in light of its future growth and cash flow generation.” Kohl’s also instituted a “limited-duration shareholder rights plan,” effective until February 2023, to help the company avoid an unwanted takeover.

Kohl’s last week said it hit an all-time record of adjusted earnings per share of $7.33 in 2021, with an operating margin of 8.6% that surpassed its goal of 7% to 8% two years ahead of schedule. Kohl’s also posted a better-than expected Q4 EPS of $2.20 versus an expected $2.12. Q4 revenues reached $6.22 billion, short of a predicted $6.54 billion, according to analysts.

In light of the results, Kohl’s shared an optimistic outlook for 2022 and expects net sales to increase 2% to 3% over 2021. The company expects EPS between $7 and $7.50.

Item 5: On March 7, 2022, Jonathan Duskin took part in an interview with CNBC’s Fast Money Halftime Report. Portions of the transcript of the interview discussing the Company are pasted below:

Scott Wapner:

Jon Duskin has been pushing that company to make significant changes for more than a year. He is with us live now in a CNBC exclusive. Thought it was timely to have you back since the company's meeting the analyst. Welcome back.

Jon Duskin:

Thanks so much for having me Scott, good to be back again.

Scott Wapner:

It's good to have you. So the company lays its plan out today. Low single digit sales growth, 100 new but smaller stores, and they want to make Sephora a $2 billion brand. Your reaction?

Jon Duskin:

You know, it doesn't change much for us. I think the stock response is telling. We had a lot of skepticism that we've been sharing with people and I think investors are voting with their feet today. It seems like people are as disappointed as we are. You know, it’s interesting to think about, you know, the plan that they're giving us is just getting back, three years from now, to where they were last year in terms of EBIT. So it's really very understandable to see why people are not excited about this, why it doesn't feel like there's a lot of confidence in what management is telling us the future looks like. We don't really see much margin improvement. Again, last year they did an 8.6% EBIT margin, this year they took that down to 7.3%, and three years from now if they hit their guidance at the midpoint they'll be at 7.5%. Most of their EPS growth is coming from share purchases, which we like share repurchases of course but using the shareholder money to grow that should be additive. The business should be growing a lot better than low single digit EBIT.

Scott Wapner:

I, I mean, obviously had a feeling that you were going to seize on the fact that the stock is down significantly today to suggest that investors are rejecting what the company had to say today. It's hard to counter that given what the stock is doing. However, March 1st when the company reported earnings I think you'll admit those earnings weren't bad. I mean, the earnings beat ... The margins were better than expected. You mention the capital return plan, 100% increase in the dividend and they plan to buy back a billion dollars in shares in 2022. Now most investors would look at that and they would say, "Well the shares are up 12% year to date," and that also accounts for today's decline versus an XRT which is down 17% and a very challenging environment, and say, "Okay, I'm willing to give this company the benefit of the doubt and more of a runway to figure out, and execute, their plan." What's so difficult about that?

Jon Duskin:

Well Scott I look at the report through a little bit of a different lens. I don't think the numbers were that great. This is a company at its most basic level is losing market share to all their competitors, sales aren't growing versus 2019. They'll probably be one of the only retailers who will not have sales growth versus 2019 in what's one of the most robust economic consumer environments we've had in a very long time. Even if you have given the company credit for having, every store have a Sephora in it, they still would not have grown sales, or maybe just barely met 2019 sales levels. So, this is really a high-risk strategy. They're talking about taking capital expenditures materially, they're talking about building inventories materially, they're talking about growing SG&A. And all just hopefully waiting for sales growth to happen. And this is a company that's not been able to grow same-store sales for a decade. And, so, I think it's a very high-risk strategy and there's little margin for error. If they miss anything on the top line, they'll miss these projections substantially because they're spending so much money and spending so much more Cap X.

And to us it really just speaks to the idea that this is a company that needs to go private. They didn't talk about the real estate value. There's $8 billion of real estate value here that's idling on the balance sheet and they're just not doing enough. You mentioned a billion dollar share buyback, that's not enough. They have $8 billion of real estate value on the balance sheet, it's more than the market cap of the company. So we really ... While they're doing, I'd say, small steps, baby steps, I don't think they're doing enough to create value. And they haven't to date.

You said, "Should we give them some time?" This is the same story if we go back to the Greatness Agenda in 2014 that wasn't successful. They launched a plan in October of '20 that didn't generate shareholder value. So it's not like these are a whole new set of initiatives and the company hasn't been trying. They've tried for a long time and I think it's just ... It's time for shareholders to see some regime change here. Sorry.

Scott Wapner:

It sounds to me though that outside of a sale that you're not really willing to entertain anything that Michelle Gass has to say. Who, by the way, is going to be on the Closing Bell this afternoon. I think she may be watching this now, so you have a chance to speak directly to her after she spoke to the analysts that cover this company. What do you say directly to that?

Jon Duskin:

Well, Michelle and I have a very good, constructive dialogue. We've been talking to Michelle for a very long time now. I think Michelle very much knows how we feel, that more needs to be done. I think they're missing some of the basics with inventory turn, the merchandise architecture, the merchandise assortment, the value proposition that I don't think they're addressing. Again, think about this, we've added Calvin, Tommy, Eddie Bauer, Nike, Adidas, Under Armour, exited brands that weren't performing. We still can't grow the top line, so it's very troubling. A sale's not the only path forward. We've mentioned this a couple other times, a couple other letters, that material change on the board, change of control on the board and getting the right people in there with the right expertise to oversee a transformation. We do think the company can generate material shareholder returns and grow EBIT much faster than this current board and management team configuration is projecting.

Scott Wapner:

They also lay out in their live Q&A, which I'm not sure if you heard this, had the opportunity to hear it or not but nonetheless I'll read it to you, that they expect the Sephora investment to pay back in three and a half years. And they see it as both a creative from the operating margin level and the profit level. Are you supportive of what the company's trying to do with a very popular brand like Sephora?

Jon Duskin:

We've always said that we like the Sephora initiative. I do believe it'll bring a different customer in the store, it should drive traffic. We think all those things are positive. But, again, I think we questioned in the letter we put out last week- at what expense? I don't doubt that the company thinks it's accretive but it's just hard to make the math work, right? They're going to spend $2.5 billion of CapX that's almost 800 million a year and it's a lot more than they've been spending. And if you think about it and lay that over the number of stores that are going to have Sephora it's almost $1 million per Sephora store. It's a significant amount of CapX to roll out. And we're challenged to find a way for that to be accretive. They'll say it's accretive but they really won't share the math and the numbers behind it, so it's always difficult. And there's been a lot of skepticism. Amazon was supposed to be accretive. Well, we never saw it be a creative to the bottom line.

Scott Wapner:

Proof's going to be in the-

Jon Duskin:

So there's a lot of skepticism-

Scott Wapner:

Proof's going to be in the pudding. There's no doubt about that. Michelle's going to be asked about it on the Closing Bell, as I mentioned when she joins-

Jon Duskin:

I'm sure.

Scott Wapner:

... so I know she's looking forward to that interview as we are as well. Let me ask you quickly before I let you run, it's a bit of a turn obviously but Bed Bath & Beyond, you still have a small position in there from what I understand? What do you think about Ryan Cohen?

Jon Duskin:

We do.

Scott Wapner:

... trying to shake things up now? You still have some of your board peeps in the boardroom.

Jon Duskin:

Yeah. Let me just say we've always highlighted that we thought Baby was a tremendous value. At this point probably worth more than the whole company. I have complete faith and trust in Mark. I think Mark's done an excellent job. I think he's hit a couple speed bumps. I think he's been quick to acknowledge that himself. I think he's addressed those and I think he's on the right track. Ryan obviously has a bit of a cult following, so I'm not surprised to see the stock reacting as well as it is. But I think the company is well on the way to achieving their three-year plan. I think Mark's doing a good job and I'm sure they'll actively engage with Ryan. I don't know Ryan personally but I'm sure they'll actively engage with Ryan and listen to his suggestions and concerns.

Scott Wapner:

Are you going to wait around to see what happens? Or are you going to take advantage of the pop in the stock to just get out today?

Jon Duskin:

I've always thought the stock was worth a lot more, even after today's boom, so we're long-term shareholders and I'll be here to see the long-term unfold.

Scott Wapner:

All right. It's good talking to you as always. Jon Duskin I appreciate it.

Jon Duskin:

Thanks Scott. Thanks for having me on.

Jon Duskin:

Take care guys.

Scott Wapner:

Yep. Again, the Kohl's CEO Michelle Gass is going to be on the closing bell again this afternoon. Don't want to miss that interview. Her response, perhaps her rebuttal, to what you just heard.

Item 6: On March 7, 2022, Jonathan Duskin was quoted in the following article published by Forbes:

Kohl’s Doubles Down On Bricks And Mortar In Face Of Pressure From Activist Investors

Forbes

By Lauren Debter

March 7, 2022

Kohl’s is putting up a staunch defense of bricks and mortar, ignoring calls to sell hundreds of locations for cash and saying it will expand its fleet by opening more than 100 small-format stores.

The defense, mounted at its investor day on Monday, comes as activist investors pressure the chain to monetize its real estate portfolio and make other other changes to juice shareholder value. Kohl’s operates over 1,100 stores, the vast majority of which are located outside of shopping malls.

“Our business is built on a strong store base,” CEO Michelle Gass said in a presentation on Monday. “I’ve consistently shared my belief in the important role stores have in retail.”

Eighty percent of the population lives within 15 miles of its stores, the company said, and those who shop both online and in store spend six times what online-only customers do. Plus, the retailer says it fulfills 40% of its online orders from its stores.

“To be blunt about it, without stores Kohl’s is nothing,” said Neil Saunders, managing director of GlobalData’s retail division.

Kohl’s has held onto its stores while competitors have scaled back and closed hundreds of locations in recent years. Macy’s is down to 576 stores, from 643 in 2019. JCPenney has shuttered more than 150 stores since filing for bankruptcy in the early days of the pandemic. Nordstrom now has about 350 stores — some two-thirds of which are Nordstrom Rack — down from 380 in 2019. Meanwhile, Kohl’s has the same number of stores it did five years ago.

All those locations, in strip centers and with a smaller footprint, have become increasingly desirable. The real estate “sitting idly” on its balance sheet presents an “opportunity cost,” Jonathan Duskin, managing partner at Macellum Capital Management, which has a roughly 5% stake in Kohl’s, wrote in a January letter to fellow shareholders. He argued that the property should be sold for an estimated $7 billion to $8 billion and leased back. Kohl’s owns about 400 of its stores.

While Kohl’s says it has a healthy, productive store base, it has little to show for it. Sales have flatlined in recent years and a share of the company’s stock is worth no more today than it was a decade ago.

“It’s not a store problem,” said GlobalData’s Saunders. “It’s what Kohl’s does with its stores. And Kohl’s doesn’t do enough with them and they aren’t good enough. That’s the root of the problem.”

Kohl’s has been leaning heavily on partnerships to draw in customers, like installing Sephora shops in 200 of its locations, with plans to build it into a $2 billion business by bringing the beauty brand to 850 stores. The Sephora partnership has been a “gamechanger,” Gass said. Kohl’s also said its partnership with Amazon to accept returns has helped it acquire millions of new customers.

Kohl’s is now investing in its stores to make them feel more modern. By the 2022 holiday season, it plans to offer a self-serve pickup option for online orders across all of its locations. It’s also piloting self-serve returns in 100 stores. It said the products in its stores will increasingly be determined by data that it collects for each locale.

It also plans to expand its store count, opening more than 100 smaller-format stores in the next four years. They will be 35,000 square feet, compared to its typical stores of 90,000 square feet, and use data to stock shelves with products likely to appeal to people in that particular city. For instance, one of its first such stores will be in Seattle and go heavy on outdoor apparel.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

MACELLUM BADGER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Macellum Badger, Macellum Badger Fund II, LP, a Delaware limited partnership (“Macellum Badger II”), Macellum Advisors, LP, a Delaware limited partnership (“Macellum Advisors”), Macellum Advisors GP, LLC, a Delaware limited liability company (“Macellum GP”), Jonathan Duskin, George R. Brokaw, Francis Ken Duane, Pamela J. Edwards, Stacy Hawkins, Jeffrey A. Kantor, Perry M. Mandarino, Cynthia S. Murray, Kenneth D. Seipel and Craig M. Young.

As of the date hereof, Macellum Badger directly beneficially owns 216,204 shares of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”), including 1,000 shares in record name. As of the date hereof, Macellum Badger II directly beneficially owns 6,338,528 shares of Common Stock. As the investment manager of Macellum Badger and Macellum Badger II, Macellum Advisors may be deemed to beneficially own the 216,204 shares of Common Stock beneficially directly owned by Macellum Badger and 6,338,528 shares of Common Stock beneficially owned directly by Macellum Badger II. As the general partner of Macellum Badger, Macellum Badger II and Macellum Advisors, Macellum GP may be deemed to beneficially own the 216,204 shares of Common Stock beneficially owned directly by Macellum Badger and 6,338,528 shares of Common Stock beneficially owned directly by Macellum Badger II. As the sole member of Macellum GP, Mr. Duskin may be deemed to beneficially own the 216,204 shares of Common Stock beneficially owned directly by Macellum Badger and 6,338,528 shares of Common Stock beneficially owned directly by Macellum Badger II.

As of the date hereof, none of George R. Brokaw, Francis Ken Duane, Pamela J. Edwards, Stacy Hawkins, Jeffrey A. Kantor, Perry M. Mandarino, Cynthia S. Murray, Kenneth D. Seipel or Craig M. Young own beneficially or of record any securities of the Company.